UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) July 8, 2009 (July 1, 2009)
CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On July 1, 2009, Martin R. Gausvik resigned from his position as the Company’s Executive Vice President, Treasurer and Chief Financial Officer to pursue other opportunities.
     (c) Effective July 1, 2009, Joseph “J.P.” Hannan, age 37, currently Vice President and Controller of the Company, will serve as the Company’s Interim Chief Financial Officer.
     Prior to joining the Company in April 2008, from July 2007 to April 2008, Mr. Hannan served as an independent consultant to several equity funds with investments in the media sector. Prior to that, from May 2006 to July 2007, he served as Vice President & Chief Financial Officer of Lincoln National Corporation’s (NYSE: LNC) radio division. In this position, he oversaw the financial operations of the 15th largest (in total revenue) radio broadcast company with 16 radio stations across 5 top-25 markets. Prior to that, from March 1995 to November 2005, he served as Chief Operating Officer and Chief Financial Officer of Lambert Television, Inc., a privately held media company based in Beverly Hills, California in which he was also a principal. In this capacity, he oversaw the financing, acquisition and development of its seven station television group as well as its ultimate divestiture to industry consolidators. He also oversaw financial operations of Partner Stations Network, a television production and syndication partnership co-owned by Lambert with Sinclair Broadcast Group, Pappas Telecasting, LIN Television and Raycom Media.
     Mr. Hannan served on the board of directors, audit and compensation committees of Regent Communications (Nasdaq: RGCI) from September 2007 to April 2008, and since January 2008 has been a director of Asian Media Group, a privately held television broadcasting company based in Los Angeles. From January 2000 to November 2005, he was a director, Treasurer & Secretary of iBlast, Inc., a Lambert affiliated company owned in conjunction with 20 of the largest independent television broadcast companies including Tribune Company, Washington Post, Cox Broadcasting, and Gannett Communications.
     J.P. Hannan received his B.S. in Business Administration in 1992 from the University of Southern California.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and Chief Executive Officer
Date: July 8, 2009